EXHIBIT 10.1

SETTLEMENT AGREEMENT

A.  Note. Global Axcess will pay $3,700,000 to CAMOFI, in a lump sum, to cancel the note. The payment of $3,700,000 is the entire payment that Global Axcess will make under the note or under any transaction documents executed by the parties in October 2005, with the exception of any obligations that Global Axcess may have to CAMOFI, after the effective date hereof, with respect to the warrant and the registration rights agreement. All such transaction documents will remain in full force and effect (subject to the parties’ litigation positions) until closing pursuant to paragraph D hereof. Global Axcess will cooperate as required by such transaction documents (including the registration rights agreement) in taking steps to make sure that all of the shares of common stock underlying the warrant are freely tradeable.
B.  Warrants. The warrant previously issued to CAMOFI shall remain unchanged and in full force and effect, except that the exercise price thereof will be changed to $0.01 per share, and the provisions in the warrant respecting rights to full ratchet anti-dilution protection and most favored nation status (warrant §§ 3(b), 3(c)) will be cancelled.
C.  Mutual Releases / Dismissals With Prejudice. The parties will give each other the usual form of general release, which will apply to all actions taken and omissions made by each party, its officers, directors, etc. through the date hereof, with the exception that CAMOFI will not release Global Axcess from any obligations that Global Axcess may have to CAMOFI, after the date hereof, with respect to the warrant and the registration rights agreement. The parties will file stipulations of dismissal of the pending litigation (including CAMOFI’s claim and Global Axcess’ counterclaim) with prejudice.
D.  Financing. CAMOFI acknowledges that Global Axcess needs to obtain new financing in order to make the payment to which item A refers. As a result, this entire agreement is contingent on Global Axcess’ successfully obtaining financing such that closing on this agreement can occur within 90 days after the effective date hereof. Global Axcess agrees to use commercially reasonable efforts to obtain such financing. If Global Axcess is unsuccessful in obtaining such financing, this agreement will become null and void, and the parties will return to their positions as of the date hereof, without prejudice to either party’s litigation position.

E.  Effective Date. The effective date of this agreement is August 12, 2008.
F.  Definitive Agreement. The parties’ settlement as set forth above is binding as of the execution of this document on August 12, 2008. The parties will execute such other documents as may be reasonably necessary to effectuate their settlement.

/s/ Michael Loew Michael Loew CAMOFI Master LDC August 12, 2008	/s/ George A. McQuain George A. McQuain Global Axcess Corp August 12, 2008